Exhibit 99.1

1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Powerwave Contact: Kevin Michaels
(714) 466-1608

POWERWAVE TECHNOLOGIES COMPLETES PRIVATE PLACEMENT OF

$150 MILLION OF CONVERTIBLE SUBORDINATED NOTES

SANTA ANA, Calif., November 10, 2004 – Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced it closed a private placement of $150 million aggregate principal amount of convertible subordinated notes due November 2024, with a 1.875% interest rate. The notes are convertible into common stock of Powerwave at a conversion price of $11.09 per share. Powerwave may redeem the notes beginning on November 21, 2009 until November 20, 2010 and on or after November 21, 2010 until November 20, 2011, if the closing price of Powerwave’s common stock is more than $17.74 and $14.42, respectively, for at least 20 trading days within a 30 consecutive trading day period. The notes may be redeemed by Powerwave at any time after November 21, 2011. The Company used a portion of the proceeds of the offering to fund the purchase of $40 million of its Common Stock simultaneously with the issuance of the notes. The Company received net cash proceeds of approximately $105 after deduction of the amount used for the stock repurchase and placement fees.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security of the Company. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

POWERWAVE CLOSES CONVERTIBLE NOTE OFFERING

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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